UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2016

HILL-ROM HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation)	1-6651 (Commission File Number)	35-1160484 (IRS Employer Identification No.)

Two Prudential Plaza, Suite 4100 Chicago, Illinois (Address of principal executive offices)		60601 (Zip Code)

(312) 819-7200 (Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On September 8, 2015, Hill-Rom Holdings, Inc. (the “Company”) entered into that certain senior credit agreement (the “Existing Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent for a $1.0 billion term loan A facility (the “Existing TLA Facility”), and as administrative agent for a $500.0 million senior secured revolving credit facility (the “Existing Revolving Credit Facility”), Goldman Sachs Bank USA, as administrative agent for a $800.0 million term loan B facility (together with the Existing TLA Facility and the Existing Revolving Credit Facility, as amended, the “Existing Credit Facilities”), and the other lenders party thereto, together with security and other agreements.

On September 21, 2016, the Company announced that it had entered into an amended and restated senior credit agreement (the “New Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent for a new $1.4625 billion term loan A facility (the “Term Loan Facility”), and as administrative agent for a $700.0 million senior secured revolving credit facility (the “Revolving Credit Facility”), and the other lenders party thereto, together with security and other agreements (together, the “New Credit Facilities”). The Term Loan Facility and Revolving Credit Facility were used to fund, in part, the payoff of the Existing Credit Facilities.

Interest. Borrowings under the Term Loan Facility bear interest at a rate per annum equal to, at the Company’s option, either (1) 0.75% or, after the delivery of the financial statements for the first full fiscal quarter after the closing of the New Credit Agreement (referred to as the “effective date”), 0.50% to 1.00% subject to a pricing grid set forth in the New Credit Agreement (depending on the Company’s first lien net leverage ratio) plus an alternate base rate (“ABR”) determined by reference to the highest of (a) the Federal Funds Effective Rate (as defined in the New Credit Facilities) plus 0.50%, (b) the rate of interest publicly announced by the applicable agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”) and (c) one month Adjusted LIBOR (as defined below) plus 1.00% or (2) 1.75% or, after the delivery of the financial statements for the first full fiscal quarter after the effective date, 1.50% to 2.00% subject to a pricing grid set forth in the New Credit Agreement (depending on the Company’s first lien net leverage ratio) plus the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for the applicable interest period appearing on Reuters Screen LIBOR01 Page (or LIBOR02 Page) or other applicable page or screen for loans denominated in U.S. dollars (the “Adjusted LIBOR”), which will at all times include statutory reserves and shall be deemed to be not less than 0.00% per annum.

Borrowings under the Revolving Credit Facility bear interest at a rate per annum equal to, at the Company’s option, either (1) a margin to be set forth in the New Credit Agreement (depending on the Company’s first lien net leverage ratio) plus ABR or (2) a margin to be set forth in the senior credit agreement (depending on the Company’s first lien net leverage ratio) plus the Adjusted LIBOR, which will at all times include statutory reserves and shall be deemed to be not less than 0.00% per annum. In addition to paying interest on outstanding principal under the Revolving Credit Facility, the Company is required to pay a commitment fee (which will be subject to a step down based on a consolidated first lien net leverage ratio) to the lenders under the Revolving Credit Facility in respect of the unutilized commitments thereunder.

Prepayments. The New Credit Agreement requires the Company to prepay outstanding term loans, subject to certain exceptions, with: (i) 100% of the net cash proceeds of non-ordinary course asset sales or other dispositions of property by the Company or any of its restricted subsidiaries, subject to customary thresholds and reinvestment rights; (ii) 50% of excess cash flow, subject to step-downs to 25% and 0% depending on the consolidated first lien net leverage ratio from time to time; and (iii) 100% of the Company’s and its restricted subsidiaries’ net cash proceeds from issuances, offerings or placements of debt obligations not permitted under the New Credit Agreement. The Company may voluntarily prepay outstanding loans under the Company’s Term Loan Facility at any time subject to customary “breakage” costs with respect to Adjusted LIBOR loans.

The Revolving Credit Facility is required to be prepaid to the extent extensions of credit thereunder exceed overall credit exposure. The Company may voluntarily repay and reborrow outstanding loans under the Revolving Credit Facility at any time without a premium or penalty, other than customary “breakage” costs with respect to Adjusted LIBOR loans.

Maturity. In connection with the Term Loan Facility, the Company is required to make scheduled quarterly payments (commencing with the end of the first full fiscal quarter ending after the effective date) as follows, with the balance expected to be due on the fifth anniversary of the effective date:

Year	Amortization%
1	5.00% per annum

2	7.50% per annum

3	10.00% per annum

4	10.00% per annum

5	10.00% per annum for the first three fiscal quarters and remainder at maturity

The Revolving Credit Facility will mature and the commitments thereunder will terminate five years after the effective date.

Guarantee and Security. The Company’s obligations under the New Credit Facilities are unconditionally guaranteed by each of its existing and future U.S. wholly-owned restricted subsidiaries (subject to customary exceptions and other limitations) and, together with obligations under the guarantees, are secured by a first priority security interest in substantially all of the Company’s and its guarantors’ U.S. assets (subject to customary exceptions and other limitations), in each case, now owned or later acquired, including a pledge of all of the capital stock of substantially all of the Company’s U.S. wholly-owned restricted subsidiaries (with customary exceptions and other limitations) and up to 65% of the voting capital stock and 100% of the non-voting capital stock of certain of the Company’s foreign restricted subsidiaries.

Covenants. The New Credit Facilities require the Company to comply with two financial covenants, (i) a total secured debt net leverage ratio test and (ii) a minimum interest coverage ratio, in each case tested as of the last day of each fiscal quarter; provided that, with respect to the total secured debt net leverage ratio test, the borrower may increase the maximum ratio by 0.25 to 1.00 for three (3) consecutive fiscal quarters in connection with certain permitted acquisitions. In addition, the New Credit Facilities are subject to negative covenants that, among other things and subject to certain significant exceptions, limit the Company’s ability and the ability of its restricted subsidiaries to: (i) incur indebtedness, make guarantees or engage in hedging arrangements; (ii) incur liens or engage in sale-leaseback transactions; (iii) make investments, loans and acquisitions; (iv) merge, liquidate or dissolve; (v) sell assets, including capital stock of subsidiaries; (vi) pay dividends on capital stock or redeem, repurchase or retire capital stock; (vii) alter the Company’s business; (viii) engage in transactions with the Company’s affiliates; and enter into agreements limiting subsidiary dividends and distributions.

Events of Default. The New Credit Agreement also contains certain customary representations and warranties, affirmative covenants and events of default (including, among others, an event of default upon a change of control). If an event of default occurs and is not cured or waived, the lenders under the New Credit Facilities are entitled to take various actions, including the acceleration of amounts due under the New Credit Facilities and all actions permitted to be taken by a secured creditor.

Incremental Facilities. The New Credit Facilities provide that the Company has the right at any time to request incremental term and/or revolving commitments up to (1) $450.0 million, plus (2) all voluntary prepayments of the Term Loan Facility (to the extent not funded by with the proceeds of long-term debt), plus (3) an unlimited additional amount so long as such amount at such time could be incurred without causing the pro forma first lien net leverage ratio to exceed 3.50 to 1.00. The lenders under the New Credit Facilities are not under any obligation to provide any such incremental commitments or loans and any such addition of or increase in commitments or loans are subject to certain customary conditions precedent.

The description of the New Credit Agreement set forth above is qualified in its entirety by reference to the New Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 1.02. Termination of a Material Definitive Agreement

On September 21, 2016, concurrently with the Company’s entry into the New Credit Agreement as described in Item 1.01 hereto, the Company terminated the Existing Credit Agreement and repaid all outstanding borrowings thereunder in full.

Item 2.03                                 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:

Exhibit No.	Description
10.1
Amended and Restated Credit Agreement dated as of September 21, 2016 among Hill-Rom Holdings, Inc., the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILL-ROM HOLDINGS, INC.
(Registrant)

DATE: September 21, 2016	By:	/s/ Steven J. Strobel
	Name:	Steven J. Strobel
	Title:	Senior Vice President and Chief Financial Officer (duly authorized officer and principal financial officer)

Exhibit Index

Exhibit No.	Description
10.1
Amended and Restated Credit Agreement dated as of September 21, 2016 among Hill-Rom Holdings, Inc., the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent.